                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         GIGA INFORMATION GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          GIGA INFORMATION GROUP, INC.

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JULY 29, 2002

                        --------------------------------

TO THE STOCKHOLDERS OF GIGA INFORMATION GROUP, INC.

     The Annual Meeting of Stockholders of Giga Information Group, Inc., a Delaware corporation, will be held at Giga's corporate offices at 139 Main Street, Cambridge, Massachusetts, on Monday, July 29, 2002 at 11:30 a.m., local time, for the following purposes:

     1. To elect three directors to serve until the 2005 Annual Meeting of Stockholders;

     2. To approve amendments to the Giga 1999 Share Incentive Plan;

     3. To approve an amendment to the Giga 1997 Director Option Plan;

     4. To ratify the appointment of PricewaterhouseCoopers LLP as Giga's independent auditors for fiscal year 2002; and

     5. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors of Giga has fixed the close of business on June 28, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment thereof and only holders of record of Giga common stock at the close of business on such date will be entitled to notice of, and to vote at, the meeting.

                                            By Order of the Board of Directors


                                            /s/ Victoria M. Lynch
                                            ----------------------------------

                                            VICTORIA M. LYNCH

                                            SECRETARY

Cambridge, Massachusetts
July 2, 2002

     EACH STOCKHOLDER IS URGED TO EXECUTE THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                          GIGA INFORMATION GROUP, INC.

                                 139 MAIN STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                               ------------------

                                 PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JULY 29, 2002

                               ------------------

     This Proxy Statement is furnished to the holders of common stock, par value $0.001 per share, of Giga Information Group, Inc. in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders to be held at Giga's corporate offices at 139 Main Street, Cambridge, Massachusetts, on Monday July 29, 2002 at 11:30 a.m., local time, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about July 2, 2002.

                                     VOTING

RECORD DATE

     Only owners of record of shares of Giga common stock at the close of business on June 28, 2002, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record of Giga common stock is entitled to one vote for each share of Giga common stock so held. On June 28, 2002, there were 10,689,571 shares of Giga common stock issued and outstanding.

MATTERS TO BE CONSIDERED

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of directors to serve until the Annual Meeting of Stockholders in 2005, stockholders may vote in favor of all nominees or withhold their votes as to all or specific nominees. With respect to the other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted:

     1. FOR the election of all nominees as directors;

     2. FOR the proposal to approve the amendments to the Giga 1999 Share Incentive Plan (i) increasing by 500,000 the maximum number of shares of Common Stock in respect of which awards may be granted, and (ii) permitting non-employee directors to participate in the Plan;

     3. FOR the proposal to approve the amendment to the Giga 1997 Director Option Plan increasing by 200,000 the maximum number of shares of Common Stock in respect of which options may be granted; and

     4. FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2002.

REQUIRED VOTES

     Directors will be elected by a plurality of the votes cast by the holders of the shares of Giga common stock voting in person or by proxy at the Annual Meeting, assuming a quorum is present. In accordance with Giga's Amended and Restated By-laws, each of the other proposals will be approved by the affirmative vote of a majority of the votes cast "For" or "Against" the proposal by the holders of shares of Giga common stock voting on the proposal in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes, which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item, while not included in calculating vote totals, will have the practical effect of reducing the number of votes "For" needed to approve the other proposals.

VOTING AND REVOCATION OF PROXIES

     Stockholders are requested to execute their proxy by mail or telephone or electronically through the Internet, all as described on the enclosed proxy card. All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons executing them by giving written notice to the Secretary of Giga, by delivering a later dated proxy or by voting in person at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Giga's common stock as of June 17, 2002 by: (1) each person known by Giga to own beneficially more than 5% of the outstanding shares of Giga's common stock; (2) each director and director nominees; (3) each of the Named Executive Officers whose name appears in the summary compensation table; and (4) all directors, director nominees and executive officers as a group.

                                                                              % OF SHARES
BENEFICIAL OWNER                                    NUMBER OF SHARES(1)    BENEFICIALLY OWNED(2)
----------------                                    ----------------       ------------------
Gideon I. Gartner................................       2,062,779(3)               19.3%
146 W. 57th Street
Apt. 72-A
New York, NY  10019

W.R. Hambrecht & Co., LLC........................       1,603,500(4)               15.0%
550 15th Street
San Francisco, CA  94103

S Squared Technology Corp........................        894,625(5)                 8.4%
515 Madison Avenue
New York, NY  10022

21st Century Communications Partners, L.P........        571,429(6)                 5.4%
767 Fifth Avenue, 45th floor
New York, NY  10153

Robert K. Weiler.................................        538,126(7)                 5.1%

A.G.W. Biddle, III...............................        450,324(8)                 4.2%

Richard L. Crandall..............................        292,501(9)                 2.7%



                                                                              % OF SHARES
BENEFICIAL OWNER                                    NUMBER OF SHARES(1)    BENEFICIALLY OWNED(2)
----------------                                    ----------------       ------------------
Neill H. Brownstein..............................       278,666(10)                 2.6%

David L. Gilmour.................................       154,000(11)                 1.4%

Daniel Mahoney...................................        93,839(12)                  *

Michael Faherty..................................        83,383(13)                  *

John B. Landry...................................        57,191(14)                  *

Jean-Michel Six..................................        55,473(15)                  *

Victoria M. Lynch................................        44,022(16)                  *

Daniel M. Clarke.................................         3,705                      *

All directors, director nominees and
    executive officers as a group (10 persons)...     2,047,525(17)                19.0%

------------------
*        Less than 1%

(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown include shares issuable within the 60-day period following June 17, 2002 pursuant to the exercise of options or warrants.

(2) On June 17, 2002, there were 10,689,571 shares of Giga's common stock outstanding.

(3) Includes warrants to purchase 12,857 shares of Giga's common stock. Also includes 200,334 shares of Giga's common stock that are held of record by members of Mr. Gartner's family. Mr. Gartner disclaims beneficial ownership of shares held by members of his family.

(4) W.R. Hambrecht & Co., Inc. ("WRH") and W.R. Hambrecht & Co., LLC ("LLC") own 1,300,000 and 303,500 shares of Giga common stock, respectively, and W.R. Hambrecht & Co., Inc. is the sole member of, and holds 100% of the equity interests in, W.R. Hambrecht & Co., LLC (as reported in a Form 13D/A filed with the Securities and Exchange Commission on April 4,
       2002). As of February 28, 2002, Mr. William R. Hambrecht had a 17.4% ownership interest in WRH and was the sole Manager of W. R. Hambrecht & Co., LLC. Mr. Hambrecht does not directly own any shares of Giga common stock. As a 17.4% owner of WRH and as sole Manager of the LLC, Mr. Hambrecht may be deemed to beneficially own the shares owned directly by WRH and the LLC. Mr. Hambrecht disclaims beneficial ownership of all shares of Giga common stock other than with respect to the 279,009 shares of common stock representing his proportionate ownership interest in WRH and the LLC. Pursuant to a Stock Pledge Agreement dated March 28, 2002 by and between Fiserv Securities, Inc. and WRH (the "Stock Pledge Agreement"), WRH pledged 1,300,000 shares of Giga common stock as security for the performance of WRH's obligations under a Secured Promissory Note (the "Note"). Pursuant to the Note WRH borrowed $1,500,000, all of which was contributed to the LLC. Pursuant to the Stock Pledge Agreement, WRH is not permitted to sell any of the pledged shares of Giga common stock.

(5) S Squared Technology Corp. beneficially owns 894,625 shares of Giga common stock (as reported a Schedule 13G/A filed with the Securities and Exchange Commission on December 31, 2001). The sole power to dispose of these shares is held by Seymour L. Goldblatt, President, S Squared Technology Corp.

(6) Includes 387,443 shares of Giga's common stock held by 21st Century Communications Partners LP, 131,853 shares of Giga's common stock held by 21st Century Communications T-E Partners

       LP and 52,133 shares of Giga's common stock held by 21st Century Communications Foreign Partners LP.

(7) Includes options to purchase 430,729 shares of Giga's common stock issued pursuant to the Giga 1999 Share Incentive Plan.

(8) Includes 320,000 shares of Giga's common stock held by Novak Biddle Venture Partners, LP (77,143 shares of which are subject to the exercise of warrants), 1,167 shares of Giga's common stock held by Southgate Partners I, 1,167 shares of Giga's common stock held by Southgate Partners II, and 1,167 shares of Giga's common stock held by Southgate Partners III. Also includes options to purchase 22,000 shares of Giga's common stock that were granted to Mr. Biddle pursuant to the Giga 1997 Director Option Plan. Mr. Biddle disclaims beneficial ownership except to the extent of his pecuniary interest in the Novak Biddle shares, and he disclaims beneficial ownership of the Southgate Partners shares that are held in trusts of which he is trustee for his minor children. Mr. Biddle beneficially owns directly 104,823 shares of Giga's common stock.

(9) Includes 38,334 shares of Giga's common stock held by R. Crandall Trust, of which Mr. Crandall serves as trustee (6,429 shares of which are subject to the exercise of warrants) and 4,000 shares of Giga's common stock owned by Mr. Crandall's wife. Also includes options to purchase 106,667 shares of Giga's common stock that were granted to Mr. Crandall pursuant to the Giga 1995 Stock Option/Stock Issuance Plan, options to purchase 16,333 shares of Giga's common stock that were granted pursuant to the Giga 1996 Option Plan, and options to purchase 24,500 shares of Giga's common stock that were granted pursuant to the 1997 Director Option Plan.

(10) Includes 4,000 shares of Giga's common stock held by Mr. Brownstein's children and 5,333 shares of Giga's common stock held by Mr. Brownstein and his spouse jointly. Also includes options to purchase 24,500 shares of Giga's common stock that were granted to Mr. Brownstein pursuant to the Giga 1997 Director Option Plan and warrants to purchase 12,857 shares. Mr. Brownstein disclaims beneficial ownership of the 2,000 shares of Giga's common stock held by Will Gordon, the adult child of his spouse. Mr. Brownstein disclaims beneficial ownership of 2,000 shares of Giga's common stock held by his minor child, Emily Hamilton; however, Mr. Brownstein exercises investment and voting power over these shares.

(11) Includes options to purchase 28,333 shares of Giga's common stock that were granted to Mr. Gilmour other than pursuant to a formal stock option plan and 19,000 shares of Giga's common stock that were granted to Mr. Gilmour pursuant to the Giga 1997 Director Option Plan.

(12) Includes options to purchase 7,500 shares of Giga's common stock granted to Mr. Mahoney pursuant to the Giga 1995 Stock Option/Stock Issuance Plan, options to purchase 14,011 shares of Giga's common stock pursuant to the Giga 1996 Option Plan and options to purchase 62,944 shares of Giga's common stock pursuant to the Giga 1999 Share Incentive Plan.

(13) Includes 10,000 shares of Giga common stock owned jointly by Mr. Faherty and his spouse and 49,633 shares of Giga common stock owned by Faherty Property Co., Ltd. Mr. Faherty and his spouse are General Partners of Faherty Property Co., Ltd. Also includes options to purchase 15,000 shares of Giga's common stock granted pursuant to the Giga 1999 Share Incentive Plan pursuant to Mr. Faherty's Consulting Agreement with Giga (see "Certain Relationships and Related Transactions") and options to purchase 8,750 shares of Giga common stock granted pursuant to the Giga 1997 Director Option Plan

(14) Includes options to purchase 1,667 shares of Giga's common stock that were granted to Mr. Landry pursuant to the Giga 1996 Option Plan, options to purchase 25,000 shares of Giga's common stock that were granted under Mr. Landry's Consulting Agreement with Giga (see

       "Certain Relationships and Related Transactions") pursuant to the Giga 1999 Share Incentive Plan and options to purchase 20,500 shares of Giga's common stock pursuant to the Giga 1997 Director Option Plan.

(15) Includes options to purchase 58,202 shares of Giga's common stock that were granted to Dr. Six pursuant to the Giga 1999 Share Incentive Plan.

(16) Includes options to purchase 4,688 shares of Giga's common stock that were granted to Ms. Lynch pursuant to the Giga 1995 Stock Option/Stock Issuance Plan, options to purchase 1,813 shares of Giga's common stock pursuant to the Giga 1996 Option Plan and options to purchase 38,495 shares of Giga's common stock pursuant to the Giga 1999 Share Incentive Plan.

(17) Includes 972,925 shares of Giga's common stock issuable upon exercise of options and 96,429 shares of Giga's common stock issuable upon exercise of warrants held by all directors, director nominees and executive officers as a group.

                              ELECTION OF DIRECTORS

                                    (ITEM 1)

BOARD OF DIRECTORS

     The Board of Directors presently consists of seven members. The directors are divided into three classes, each serving for a period of three years.

     The directors whose terms will expire at the Annual Meeting are Robert K. Weiler, A.G.W. Biddle III and Neill H. Brownstein. Messrs. Biddle, Brownstein and Weiler have been nominated to stand for election as Directors at the Annual Meeting, each to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected and qualify. Should any of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies for the election of such substitute nominee or nominees that would otherwise have been voted for the named nominees.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2005 ANNUAL MEETING. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

          NOMINEES FOR THE ELECTION TO TERMS EXPIRING IN 2005 (CLASS I)

     A.G.W. ("JACK") BIDDLE, III, 41, has served as a director of Giga since May 1999. He co-founded Novak Biddle Venture Partners in 1996 and serves as one of its General Partners. In 1995, Mr. Biddle was an independent consultant and investor. During that period, he was a consultant to Giga on its acquisition of BIS Strategic Decisions, Inc. From 1990 to 1995, Mr. Biddle was CEO of InterCap Graphics Systems, Inc. From 1987 to 1990, Mr. Biddle was with Vanguard Atlantic, Ltd., a merchant banking group focused on software and telecommunications. From 1985 to 1987, Mr. Biddle was an IT industry analyst with Gartner Group, Inc. and Executive Assistant to the then CEO, Gideon I. Gartner. During that period, Mr. Biddle was Secretary of Gartner Group's Executive Committee and published original research on global issues in IT with emphasis on telecommunications. He has been a member of the Computer & Communications Industry Association since 1983 and a member of its Board since 1990. Mr. Biddle is a director of Paratek Microwave, Matrics, Inc. and the Mid-Atlantic Venture Association, and a Board observer at Blackboard, Inc., ObjectVideo, Inc. and Tantivy Communications, Inc. He received a B.A. degree in Economics from the University of Virginia.

     NEILL H. BROWNSTEIN, 58, has served as a director of Giga since July 1995. Since January 1995, he has been a private investor. He also serves as a director of VYYO, Inc., a supplier of broadband wireless access systems used by telecommunications service providers. From 1970 to January 1995, Mr. Brownstein was associated with Bessemer Securities Corporation and was a founder and general partner of three affiliated venture capital funds: Bessemer Venture Partners L.P., Bessemer Venture Partners II L.P., and Bessemer Venture Partners III L.P., for which he currently serves as a Special General Partner. Since 1970, he has been President of Neill H. Brownstein Corporation, an investment management counseling enterprise. Mr. Brownstein received a B.A. from Columbia College of Columbia University and an M.B.A. from the Kellogg School of Management of Northwestern University. Between 1979 and 1988, Mr. Brownstein also served as a director of Gartner Group, Inc.

     ROBERT K. WEILER, 51, was elected President and Chief Executive Officer of Giga in May 1999 and assumed full-time duties in August 1999. He was elected Chairman of the Board of Directors in October 1999. Prior to joining Giga, he was President and Chief Executive Officer of Eastman Software, Inc.(formerly Wang Software). From January 1991 to December 1995 he served as Senior Vice President,

Worldwide Sales & Marketing, Service & Support for Lotus Development Corporation. From October 1988 to January 1991 he was President and Chief Operating Officer of Interleaf, Inc., a hardware and electronic publishing/document management software company. From August 1986 to September 1987, Mr. Weiler served as Executive Vice President, Worldwide Sales & Marketing for Cullinet Software, Inc. He was appointed President and Chief Operating Officer in August 1987 and served in that capacity until September 1988. From August 1985 to 1986 Mr. Weiler was Chief Executive Officer and President of Distribution Management Systems, Inc., an application software company acquired by Cullinet. From 1976 to 1985 Mr. Weiler served in a variety of management positions for McCormack and Dodge, Inc., a privately held software company until purchased by Dun & Bradstreet Software in 1983. Mr. Weiler holds a B.A. degree from Saint Anselm College.

            INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 2003 (CLASS II)

     RICHARD L. CRANDALL, 58, has served as a director of Giga since August 1995 and was a consultant to Giga from July 1998 until June 30, 2000. He was founder of Comshare, Inc., a decision support software company, serving as its Chief Executive Officer from 1970 until 1994 and Chairman until April 1997. Mr. Crandall chairs the Enterprise Software Roundtable, consisting of the CEO's and COO's of the thirty largest enterprise software companies. He currently serves on the Board of Directors of several publicly held companies and a number of Internet ventures. He is chairman of SolidSpeed, Inc., an internet content delivery Services firm, and is a general partner in Arbor Partners, LLC, an eCommerce venture capital fund. Mr. Crandall received a B.S. in electrical engineering, a B.S. in mathematics and an M.S.E. in industrial engineering from the University of Michigan.

     DAVID L. GILMOUR, 44, has served as a director of Giga since July 1995. He is Chairman and CEO of Tacit Knowledge Systems, Inc., an enterprise software company in Palo Alto, California, and a co-founder of Giga with Gideon I. Gartner, Giga's former Chairman of the Board, Chief Executive Officer and President. He served as Senior Vice President and Chief Research Officer of Giga from April 1996 to February 1998. Until October 1, 1998, Mr. Gilmour served as a special advisor to Giga on Research and Technology. From July 1995 to April 1996, he served as Senior Vice President of Technology of Giga. From July 1993 to July 1995, he served as Chief Executive Officer and a director of ExperNet Corporation, an information technology company that he founded with Mr. Gartner. From October 1992 to April 1993, Mr. Gilmour served as acting President and Chief Executive Officer, and from April 1991 to October 1992 and from April 1993 to July 1993, he served as Executive Vice President, Marketing, of Versant Object Technology Corporation, a computer software company. From 1984 to 1991 he served in various capacities at Lotus Development Corporation, a software company. Mr. Gilmour received a B.A. in applied physics, and an M.S. in engineering, both from Harvard University, and an M.B.A., with distinction, from Harvard Business School.

           INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 2004 (CLASS III)

     MICHAEL E. FAHERTY, 67, has served as director of, and consultant to, Giga since July 2001. Since February 1997, he has been a principal of MICO, Inc., a general business consulting and contract executive firm. In connection with that business, he has served as an executive for various companies. Since 1994, he has served as Chairman of ECCS, Inc., a provider of open systems-based networked computing solutions that incorporate ECCS's mass storage enhancement products. From December 1994 until June 1996, he was also ECCS's Chief Executive Officer. From January 1992 to January 1994, he was President and Chief Executive Officer of Shared Financial Systems, Inc. He has also served for varying periods of time as either Chief Executive or Chief Operating Officer of Intec Corp., Information Magnetics, Cable & Wireless North America, Digital Sound Corporation, and BancTec, Inc. He is a director of the following corporations: Agents Advance Inc., American Fundware Inc., ECCS, Inc. and Tantivy Communications, Inc.

     JOHN B. LANDRY, 54, has served as a director of Giga since August 1999 and on the Board of Advisors since March 1996. He was a consultant to Giga from August 1999 to August 31, 2001. Since

2001, Mr. Landry has been Chairman of Lead Dog Ventures, a firm providing emerging technology companies access to intellectual, relationship and financial capital. From 1995 to 2000, Mr. Landry served as vice president of technology strategy for IBM. From February 1999 to June 2000, Mr. Landry also served as chairman of AnyDay.com, Inc., an Internet calendar and personal information management company. From March 1996 to January 1999, he also served as chairman of Narrative Communications, an Internet-based media advertising and direct marketing company. From December 1990 to June 1995, Mr. Landry served as the senior vice president of development and chief technology officer for Lotus Development Corporation, a provider of software products and services. He also serves as a director of Lante Corporation, a business systems integration firm; MCK Communications, Inc., a voice-over-IP telecommunications company; as well as several other private companies.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

     BOARD COMMITTEES. The Board of Directors has established two committees -- -- the Audit Committee and the Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee, consisting of Neill H. Brownstein, A.G.W. Biddle, III and Michael E. Faherty, assists the Board of Directors in fulfilling its responsibility to oversee management's conduct of Giga's financial reporting process, including the selection of Giga's outside auditors and the review of the financial reports and other financial information provided by Giga to any governmental or regulatory body, the public or other users thereof, Giga's systems of internal accounting and financial controls, and the annual independent audit of Giga's financial statements.

     The Audit Committee held eight meetings during the last fiscal year. The Audit Committee is governed by a written charter approved by the Board of Directors. All members of the Audit Committee are "independent" under the rules applicable to the Nasdaq SmallCap Market, which were applicable to Giga until March 23, 2001, when the listing of its common stock was transferred to the OTC Bulletin Board.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE AUDIT COMMITTEE CHARTER AND THE INDEPENDENCE OF THE MEMBERS OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT GIGA SPECIFICALLY INCORPORATES IT BY REFERENCE IN SUCH FILING.

     COMPENSATION COMMITTEE. The Compensation Committee members are Neill H. Brownstein and A.G.W. Biddle, III. The Compensation Committee, among other things, has the authority to establish and approve compensation plans and arrangements with respect to Giga's executive officers and administers certain employee benefit plans, including the Giga 1999 Share Incentive Plan.

     BOARD AND BOARD COMMITTEE MEETINGS. In fiscal 2001, the Board of Directors met ten times, the Compensation Committee met five times and the Audit Committee met eight times. During such year, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served while a member thereof.

     COMPENSATION OF DIRECTORS. Each director of Giga who is not a full-time employee of Giga or any subsidiary (a "non-employee director") is reimbursed for expenses incurred in connection with attendance at the meetings of the Board of Directors and committees thereof and is entitled to receive stock options under Giga's existing 1997 Director Option Plan (the "Director Plan"). Directors who are full-time employees of Giga currently receive no compensation for serving as directors.

     The Director Plan, adopted in June 1997 and amended in March 2000, June 2001 and June 2002 (subject to stockholder approval at this meeting of an increase in the number of shares issuable under the plan, referred to under the caption "Approval of the Amendment to the Giga Information Group, Inc., 1997 Director Option Plan") provides for the grant of stock options to non-employee directors. Only nonqualified options not entitled to special tax treatment under Section 422 of the Code may be granted under the Director Plan. For a discussion of certain consulting arrangements between Giga and Messrs. Landry and Faherty, respectively, see "Certain Relationships and Related Transactions."

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of all compensation awarded or paid to or earned by the Chief Executive Officer, and the other executive officers of Giga whose total salary and bonus in fiscal 2001 exceeded $100,000 (sometimes collectively referred to as the "Named Executive Officers") for services rendered in all capacities to Giga (including its subsidiaries) for the fiscal years ended December 31, 2001, 2000 and 1999, respectively.

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                      ANNUAL COMPENSATION           ---------------------
                                            --------------------------------------  SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR      SALARY($)        BONUS($)          OPTIONS (#)
----------------------------------------    ----      ---------        --------     ---------------------
ROBERT K. WEILER........................    2001        300,000             --              250,000(4)
Chairman, President and                     2000        300,000(2)          --                  --
   Chief Executive Officer(1)               1999        112,000          50,000(3)          650,000(5)

VICTORIA M. LYNCH.......................    2001        153,333             --              130,000(7)
Sr. Vice President, CFO,                    2000        128,333          21,000              21,733
   Treasurer, Secretary(6)                  1999        114,167          17,250               6,333

DANIEL MAHONEY..........................    2001        207,917             --               95,000(8)
Sr. Vice President,                         2000        198,771          20,000              40,000
   Research                                 1999        167,917          25,575              27,833

JEAN-MICHEL SIX.........................    2001        193,958          53,471             115,000(9)
Sr. Vice President, Worldwide               2000        127,500          74,883              60,000
   Sales and Marketing                      1999            --              --                  --

DANIEL M. CLARKE........................    2001        114,090             --               35,000(10)
Former Sr. Vice President, CFO              2000        200,000          20,000                 --
   Treasurer, Secretary(10)                 1999        200,000          30,000              52,000(10)

------------------

(1) Mr. Weiler was elected President and Chief Executive Officer of Giga on May 13, 1999. He was elected Chairman of the Board effective as of October 26, 1999. Mr. Weiler did not commence serving as a full-time employee until August 15, 1999 and did not start receiving compensation, other than the grant to him on May 13, 1999 of options to purchase 600,000 shares of Giga's common stock.

(2) Effective October 26, 1999, Mr. Weiler agreed to defer receipt, without interest, of his calendar year 2000 base salary and bonus until 2001. Mr. Weiler's salary was paid on February 15, 2001. Mr. Weiler did not receive a bonus payment for 2000 or 2001.

(3) Mr. Weiler received a signing bonus of $50,000 pursuant to the terms of his employment agreement dated May 13, 1999 (see "Employment Contracts").

(4) Mr. Weiler was granted 250,000 options to purchase Giga common stock at various dates between January 19, 2001 and July 18, 2001 at prices between $0.79 and $2.75 per share under the Giga

       1999 Share Incentive Plan. Options to purchase 75,000 shares at a price of $0.79 per share are performance based and become exercisable in full on July 18, 2005.

(5) Mr. Weiler was awarded 600,000 options at a price of $3.9375 per share under the Giga 1999 Share Incentive Plan pursuant to his employment agreement (see "Employment Contracts"). On October 26, 1999, he was granted an additional 50,000 options at a price of $3.3125 per share.

(6) Ms. Lynch was elected Sr. Vice President, Chief Financial Officer, Secretary and Treasurer on July 18, 2001.

(7) Ms. Lynch was granted 130,000 options to purchase Giga common stock on various dates between July 6, 2001 and July 18, 2001 at prices between $0.79 and $2.00 per share under the Giga 1999 Share Incentive Plan. Options to purchase 40,000 shares at a price of $0.79 per share are performance based and become exercisable in full on July 18, 2005.

(8) Mr. Mahoney was granted 95,000 options to purchase Giga common stock on various dates between January 19, 2001 and July 18, 2001 at prices between $0.79 and $2.75 per share under the Giga 1999 Share Incentive Plan. Options to purchase 40,000 shares at a price of $0.79 per share are performance based and become exercisable in full on July 18, 2005.

(9) Dr. Six was granted 115,000 options to purchase Giga common stock on various dates between January 11, 2001 and July 18, 2001 at prices between $0.79 and $2.63 per share under the Giga 1999 Share Incentive Plan. Options to purchase 40,000 shares at a price of $0.79 per share are performance based and become exercisable in full on July 18, 2005.

(10) Mr. Clarke's employment with Giga ended on July 18, 2001. All options to purchase shares of Giga common stock were cancelled 90 days following that date.

                              OPTION GRANTS IN 2001

     The following table shows all grants of options to the Named Executive Officers for the fiscal year ended December 31, 2001, all of which were granted under the Giga 1999 Share Incentive Plan.

                                                                                       POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
                             ------------------------------------------------------        ANNUAL RATES OF
                                               % OF TOTAL                                    STOCK PRICE
                                 NUMBER         OPTIONS                                   APPRECIATION FOR
                              OF SECURITIES    GRANTED TO   EXERCISE                        OPTION TERM(1)
                               UNDERLYING      EMPLOYEES    OR BASE                      --------------------
                                OPTIONS        IN FISCAL     PRICE        EXPIRATION          5%      10%
NAME                           GRANTED(#)       YEAR(2)     ($/SH)           DATE            ($)      ($)
---------------------------  -------------    -----------   --------      ----------     ---------  ---------
Robert K. Weiler...........   75,000(3)          3.86       2.7500          1/19/11       $129,710  $328,709
                             100,000(4)          5.15       0.7900          7/18/11        $49,683  $125,906
                              75,000(5)(14)      3.86       0.7900          7/18/11        $37,262   $94,429

Victoria M. Lynch..........   40,000(6)          2.06       2.0000          7/6/11         $50,312  $127,499
                              50,000(6)          2.57       0.7900          7/18/11        $24,841   $62,953
                              40,000(6)(14)      2.06       0.7900          7/18/11        $19,873   $50,362

Daniel Mahoney.............   20,000(7)          1.03       2.7500          1/19/11        $34,589   $84,656
                              40,000(8)(14)      2.06       0.7900          7/18/11        $19,873   $50,362
                              35,000(9)          1.80       0.7900          7/18/11        $17,389   $44,067

Jean-Michel Six............   40,000(10)         2.06       2.6250          1/11/11        $66,034  $167,343
                              35,000(11)         1.80       0.7900          7/18/11        $17,389   $20,108
                              40,000(12)(14)     2.06       0.7900          7/18/11        $19,873   $50,362

Daniel M. Clarke...........   35,000(13)         1.80       2.7500          1/19/11        $60,531  $153,378

------------------

(1) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, computed annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of Giga's common stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

(2) Based on an aggregate of 1,941,932 options granted to employees in fiscal year 2001, including options granted to Named Executive Officers.

(3) Of the 75,000 options granted to Mr. Weiler, 45,844 are intended to be Incentive Stock Options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and 29,156 do not constitute Incentive Stock Options ("Nonqualified Stock Options").

(4) Of the 100,000 options granted to Mr. Weiler, 45,646 are intended to be ISOs and 54,354 are Nonqualified Stock Options.

(5) Of the 75,000 options granted to Mr. Weiler, 31,648 are intended to be ISOs and 43,352 are Nonqualified Stock Options.

(6)    All options granted to Ms. Lynch are intended to be ISOs.

(7) Of the 20,000 options granted to Mr. Mahoney, 13,848 are intended to be ISOs and 6,152 are Nonqualified Stock Options.

(8) Of the 40,000 options granted to Mr. Mahoney, 6 are intended to be ISOs and 39,994 are Nonqualified Stock Options.

(9) Of the 35,000 options granted to Mr. Mahoney, 23,421 are intended to be ISOs and 11,579 are Nonqualified Stock Options.

(10) Of the 40,000 options granted to Dr. Six, 7,321 are intended to be ISOs and 32,679 are Nonqualified Stock Options.

(11) Of the 35,000 options granted to Dr. Six, 13,856 are intended to be ISOs and 21,144 are Nonqualified Stock Options.

(12) Of the 40,000 options granted to Dr. Six, 5 are intended to be ISOs and 39,995 are Nonqualified Stock Options.

(13) Of the 35,000 options granted to Mr. Clarke 23,866, are intended to be ISOs and 11,134 are Nonqualified Stock Options. All of these shares were cancelled as of July 18, 2001, the effective date of Mr. Clarke's resignation.

(14) Options granted to Mr. Weiler, Mr. Mahoney, Ms. Lynch and Dr. Six become exercisable in full on July 18, 2005, subject to acceleration based upon the satisfaction of performance criteria relating to collections of accounts receivable over a five-month period ending December 31, 2001. The performance criteria were not satisfied during the five-month period and, as a result, the exercisabilty of the options was not accelerated.

                       OPTION VALUES AT DECEMBER 31, 2001

     No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2001. The following table provides information as to the value of options held by the Named Executive Officers as of December 31, 2001.

                                         NUMBER OF SECURITIES
                                              UNDERLYING                     VALUES OF UNEXERCISED
                                              UNEXERCISED                         IN-THE-MONEY
                                                OPTIONS                            OPTIONS AT
                                        AT FISCAL YEAR END (#)               FISCAL YEAR END($)(1)
                                    ------------------------------       ------------------------------
              NAME                  EXERCISABLE      UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
------------------------------      -----------      -------------       -----------      -------------
Robert K. Weiler..............         341,667            558,333               --             141,750
Victoria M. Lynch.............          15,096            149,904               --              72,900
Daniel Mahoney................          54,005            130,995               --              60,750
Jean-Michel Six...............          25,000            150,000               --              60,750
Daniel M. Clarke..............             --                 --                --                 --

------------------

(1) Represents the total gain that would be realized if all in-the-money options held at December 31, 2001 were exercised, determined by multiplying the number of shares underlying the options by the difference between $1.60 (the closing price of Giga's common stock on December 31, 2001) and the per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS.

     The following table provides information as of December 31, 2001 regarding equity compensation plans under which equity securities of Giga were authorized for issuance.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                NUMBER OF
                                             SECURITIES TO BE                               NUMBER OF SECURITIES
                                               ISSUED UPON                                 REMAINING AVAILABLE FOR
                                                 EXERCISE                                   FUTURE ISSUANCE UNDER
                                              OF OUTSTANDING        WEIGHTED-AVERAGE      EQUITY COMPENSATION PLANS
                                                 OPTIONS,          EXERCISE PRICE OF       (EXCLUDING SECURITIES
                                               WARRANTS AND       OUTSTANDING OPTIONS,            REFLECTED
                                                  RIGHTS          WARRANTS AND RIGHTS          IN COLUMN (a))
PLAN CATEGORY                                     (a)                     (b)                       (c)
-----------------------------------------   ------------------    --------------------    --------------------------
Equity compensation plans approved             4,201,686               $3.1941                   975,133(1)
by security holders.....................

Equity compensation plans not approved           248,333(2)            $1.5000                        --
by security holders.....................

Total...................................       4,450,019               $3.0996                   975,133

---------------

(1) Consists of 524,953 shares available for issuance under the Giga 1999 Share Incentive Plan (not including an additional 582,369 shares represented by awards granted under prior plans of Giga that have terminated and that may be forfeited, expired or cancelled without the delivery of shares or which result in the forfeiture of shares back to
       Giga), 32,000 shares available for issuance pursuant to the 1997 Director Option Plan and 418,180 shares available pursuant to the Giga 1999 Employee Stock Purchase Plan. The Giga 1999 Share Incentive Plan provides for the grant of benefits in addition to stock options; for a description of those benefits, see "Approval of the Amendments to the Giga 1999 Share Incentive Plan." For a description of the 1999 Employee Stock Purchase Plan, see Note 15 to the Consolidated Financial Statements contained in Giga's Annual Report on Form 10-K for the year ended December 31, 2001.

(2) Consists of 220,000 shares available for issuance under stock options granted in 1995 to Gideon I. Gartner and 28,333 shares available for issuance under stock options granted in 1995 to David L. Gilmour. In February 2002, all of Mr. Gartner's options were canceled due to his termination of employment. All of the options had an exercise price of $1.50 per share, as adjusted, had a term of ten years, and were not intended to be ISOs. Mr. Gartner's options were fully vested upon grant and Mr. Gilmour's options had a four-year vesting period. In October 1998, Mr. Gilmour's options discontinued vesting at 28,333 shares, concurrently with the end of his consulting relationship with Giga .

EMPLOYMENT CONTRACTS

     GIDEON I. GARTNER. Giga entered into a non-competition agreement with Mr. Gartner, Giga's former Chairman of the Board, Chief Executive Officer and President, dated November 13, 1995, pursuant to which Mr. Gartner agreed not to compete with Giga, solicit any employee or take away any customer of Giga either during his employment with Giga or for so long thereafter as Giga continued to pay Mr. Gartner annual compensation of at least $120,000 (whether as an employee, consultant or in the form of severance or post-employment benefits). This agreement is no longer in effect.

     Effective as of January 1, 1999, Giga entered into an agreement with Mr. Gartner pursuant to which he agreed to continue as Chairman of the Board of Directors for so long as he was a director of Giga and to continue to act as President and Chief Executive Officer of Giga until the Board of Directors hired a new Chief Executive Officer. Effective as of May 13, 1999, upon the hiring of Robert K. Weiler as Giga's new President and Chief Executive Officer, Mr. Gartner ceased serving as President and Chief Executive Officer and as of October 26, 1999, he resigned as Chairman of the Board of Directors. Pursuant to his agreement, Mr. Gartner agreed to make himself available to Giga, as requested, for up to 80 business days during the first year of the agreement, which amount of time was to be reduced by up to 15% in each year thereafter as determined by Giga after consultation with Mr. Gartner. As compensation for his services as an employee, Mr. Gartner received a salary at the rate of $260,000 per annum for the first year and $221,000 per annum for the second and third years. This agreement was terminated by Mr. Gartner upon 90 days prior written notice effective November 15, 2001.

     ROBERT K. WEILER. Giga entered into an employment agreement with Mr. Weiler, dated May 13, 1999, pursuant to which Mr. Weiler has agreed to serve as the President and Chief Executive Officer of Giga. Mr. Weiler did not commence serving as a full-time employee until August 15, 1999. As compensation for his services as President and Chief Executive Officer, Giga agreed to pay Mr. Weiler an annual salary at the rate of $300,000 per annum, subject to adjustment annually, and an initial signing bonus of $50,000. Pursuant to the agreement, Mr. Weiler also was awarded options to purchase 600,000 shares of Giga's common stock under the Giga 1999 Share Incentive Plan at an exercise price of $3.938 per share. In addition, Mr. Weiler is entitled to participate in Giga's annual bonus plan for its executives, which plan provides that Mr. Weiler may receive a cash bonus of up to 100% of his then base salary. Giga has the right to terminate Mr. Weiler's employment, with or without cause, and Mr. Weiler has the right to terminate his employment agreement with Giga for any reason whatsoever. Effective as of October 26, 1999, Mr. Weiler agreed to defer receipt, without interest, of his calendar year 2000 base salary and bonus. Mr. Weiler's 2000 base salary was paid on February 15, 2001.

     For a discussion of certain consulting arrangements with Messrs. Landry and Faherty, respectively, see "Certain Relationships and Related
Transactions---Consulting Agreements."

                          COMPENSATION COMMITTEE REPORT

     The Board of Directors has established a Compensation Committee, which presently consists of Messrs. Brownstein and Biddle, neither of whom is an employee of Giga. The Board of Directors has delegated to the Compensation Committee the responsibility for establishing and administering Giga's executive compensation plans, subject to Board approval of major new compensation programs and the Chief Executive Officer's compensation. In discharging these responsibilities, the Compensation Committee consults, as appropriate, with outside advisors.

     OVERALL POLICY. Giga's executive compensation program is designed to be linked closely to corporate performance and returns to stockholders. To this end, Giga has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Giga's success in meeting specified performance goals. In addition, through the use of stock options, Giga ensures that a part of the executive's compensation is closely tied to appreciation in Giga's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in Giga's business strategy, to link executive and stockholder interests through equity based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Compensation Committee takes into account the views of Mr. Weiler, Giga's Chief Executive Officer, in reviewing the individual performance of the executives (other than Mr. Weiler) whose compensation is detailed in this Proxy Statement.

     The key elements of Giga's executive compensation consist of base salary, annual bonus and stock options. Other elements of executive compensation include participation in a company-wide life insurance program, including a supplemental life insurance program and a long-term disability insurance program. Executives are also eligible for company-wide medical benefits and participation in a 401(k) plan.

     The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Weiler is discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Giga to the individual, including insurance and other benefits.

     BASE SALARY. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

     Annual salary adjustments are determined by evaluating the performance of Giga and of each executive officer, and also taking into account new responsibilities. Corporate performance that is taken into account includes the achievement of predefined financial and non-financial objectives on a company-wide and individual basis.

     ANNUAL BONUSES. Giga's executive officers are eligible for an annual cash corporate bonus that is based on the achievement of Giga's performance objectives, which are established at the beginning of each year. Giga's performance measure for bonus payments in 2002 is based on the generation of net income in each fiscal quarter. Giga's Performance measure for bonus payments in 2001 was based primarily on : (i) operating income; and (ii) the increase in Annualized Value of its contracts over the prior year. Corporate performance bonuses were not paid to the executive officers for the year ended December 31, 2001.

     In addition, Giga's executive officers are eligible for personal bonuses or incentives based on their achievement of individual performance objectives that are established at the beginning of the year. The performance objectives for each individual are based on the functional responsibilities of that individual and are designed to be consistent with Giga's overall performance objectives.

     STOCK OPTIONS. Stock options are granted when an executive joins Giga, with additional options granted from time to time for promotions and performance. The Compensation Committee believes that stock option participation provides a method of retention and motivation for the senior level executives of Giga and also aligns senior management's objectives with long-term stock price appreciation. In determining the amount of grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in the prior year, and also takes into account the size of the officer's awards in the past.

     CEO COMPENSATION. The Compensation Committee, subject to Board of Director approval, determines the compensation of Giga's Chief Executive Officer. Mr. Weiler's compensation package in 2001 consisted of the same benefits program as other executive officers, including base salary, the opportunity to achieve a cash bonus, stock options and other employee benefit programs. Mr. Weiler did not receive any material benefits in 2001 not provided to all executive officers. Mr. Weiler's compensation package was designed to provide for a higher proportion of his compensation to be dependent on long-term appreciation of Giga common stock as compared to other executive officers. Mr. Weiler did not receive a bonus payment in 2001.

     EXECUTIVE COMPENSATION POLICIES. The Compensation Committee believes that ordinarily it is in the best interest of Giga to retain maximum flexibility in its compensation programs to enable it to appropriately reward, retain and attract executive talent necessary to Giga's success. To the extent such goals can be met with compensation that is designed to be deductible under Section 162(m) of the Code, such as certain types of compensation payable under the Giga 1999 Share Incentive Plan, such compensation plan will be used. However, the Compensation Committee recognizes that in appropriate circumstances, compensation that is not deductible under Section 162(m) may be paid at the Committee's discretion.

MEMBERS OF THE COMPENSATION COMMITTEE:

Neill H. Brownstein
A.G.W. Biddle, III

                             AUDIT COMMITTEE REPORT

     The following is the report of the Giga Audit Committee with respect to Giga's audited financial statements for the fiscal year ended December 31, 2001.

     REVIEW WITH MANAGEMENT. The Audit Committee has reviewed and discussed Giga's audited financial statements with management.

     REVIEW AND DISCUSSIONS WITH INDEPENDENT AUDITORS. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Giga's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (COMMUNICATIONS WITH AUDIT COMMITTEES) regarding the auditor's judgments about the quality of Giga's accounting principles as applied in its financial reporting.

     The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES) and has discussed with PricewaterhouseCoopers LLP their independence.

     CONCLUSION. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Giga's audited financial statements be included in Giga's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

Neill H. Brownstein
A.G.W. Biddle, III
Michael E. Faherty

     THE INFORMATION CONTAINED IN THE FOREGOING REPORTS SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT GIGA SPECIFICALLY INCORPORATES THEM BY REFERENCE IN SUCH FILING.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

     The members of the Compensation Committee currently are Neill H. Brownstein and A.G.W. Biddle, III, neither of whom is or has been an officer or employee of Giga.

                                PERFORMANCE GRAPH

     The following graph compares the forty-one (41) month cumulative total stockholder return (stock price appreciation plus dividends) on Giga common stock with (1) the NASDAQ Stock Market (U.S.) Index, a broad market index covering shares of common stock of domestic companies that are listed on NASDAQ, and (2) the J.P. Morgan Hambrecht & Quist Information Services Index, an index of technology companies providing information services. The returns are calculated by assuming an investment of $100 in Giga common stock and each index on July 30, 1998 (the date Giga common stock commenced trading activity).



                COMPARISON OF 41 MONTH CUMULATIVE TOTAL RETURN*
                      AMONG GIGA INFORMATION GROUP, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE JP MORGAN H&Q INFORMATION SERVICES INDEX

GIGA INFORMATION GROUP, INC.


                                      ---------------------------------------
                                      7/30/98   12/98   12/99   12/00   12/01
GIGA INFORMATION GROUP, INC.           100.00   38.00   33.00   39.00   12.80
NASDAQ STOCK MARKET (U.S.)             100.00  117.24  217.88  131.05  103.99
JP MORGAN H & Q INFORMATION SERVICES   100.00  131.56  214.24  142.19  152.02


* $100 INVESTED ON 7/30/98 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

         THE INFORMATION CONTAINED IN THE FOREGOING GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT GIGA SPECIFICALLY INCORPORATES IT BY REFERENCE IN SUCH FILING.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     CONSULTING AGREEMENTS

     LANDRY CONSULTING AGREEMENT

     Effective as of August 23, 1999, Giga entered into a consulting agreement with John Landry for a two-year period ending August 31, 2001. The agreement provided that Mr. Landry would devote an average minimum of 15 hours per month to Giga in connection with his consulting duties. In consideration for his services, Giga granted to Mr. Landry an option to purchase 25,000 shares of Giga's common stock at an exercise price of $5.75 per share.

     FAHERTY CONSULTING AGREEMENT

     Effective as of July 18, 2001, Giga entered into a consulting agreement with Michael Faherty that will terminate upon the occurrence of the earlier of the two-year period ending July 17, 2003, or the completion of his consulting duties. The agreement provides that Mr. Faherty will devote an average minimum of 15 hours per month to Giga in connection with his consulting duties. Either party may terminate the agreement upon not less than 60 days' prior written notice. In consideration for his services, Giga granted to Mr. Faherty an option to purchase 15,000 shares of Giga's common stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Giga's officers and directors, and any persons who own more than ten percent of Giga common stock, to file forms reporting their initial beneficial ownership of Giga common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are also required to furnish Giga with copies of all such
Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to Giga, or written representations from certain reporting persons that no Forms 5 were required for late filings, Giga believes that during the 2001 fiscal year all Section 16(a) filing requirements were in compliance.

       APPROVAL OF THE AMENDMENTS TO THE GIGA INFORMATION GROUP, INC. 1999
                              SHARE INCENTIVE PLAN

                                    (ITEM 2)

BACKGROUND

     Giga has used the Giga Information Group, Inc. 1999 Share Incentive Plan (the "1999 Share Plan") as one means for attracting, retaining and motivating highly competent key employees and consultants and further aligning their interests with those of Giga's other stockholders. The 1999 Share Plan, which was adopted by the Board of Directors on March 31, 1999 and approved by stockholders on May 10, 1999, originally authorized the granting of awards for up to 1,000,000 shares of Common Stock, plus up to 1,500,000 shares of Common Stock that are represented by awards granted under prior plans of Giga that have terminated and that may be forfeited, expired or cancelled without the delivery of shares or which result in the forfeiture of shares back to Giga. On March 29, 2000, the Board of Directors amended the 1999 Share Plan to increase the maximum number of shares of Common Stock in respect of which awards may be granted from 1,000,000 to 3,000,000, which amendment was approved by stockholders on May 25, 2000. As of June 17, 2002, prior to the amendments referred to below, there were 548,923 shares of Common Stock remaining available for grant under the 1999 Share Plan (not including an additional 558,895 shares represented by awards granted under prior plans). The Board of Directors has determined that additional shares of Common Stock should be made available for awards under the 1999 Share Plan to Giga's officers and other key employees and consultants who will be responsible for the profitability and long-term future growth of Giga. Additionally, non-employee directors had not previously been eligible to participate in the 1999 Share Plan. The Board of Directors has determined that non-employee directors should be added as eligible recipients for additional awards, so that, as an inducement to become or remain a director, an individual can receive additional compensation for director services in addition to awards currently available under the 1997 Director Option Plan. Accordingly, the Board of Directors approved on June 11, 2002, and is proposing for stockholder approval, amendments to the 1999 Share Plan that would (i) increase the maximum number of shares of Common Stock in respect of which awards may be granted under the Plan from 3,000,000 to 3,500,000, plus up to 1,500,000 shares of Common Stock that are represented by awards granted under prior plans that have terminated; and (ii) permit non-employee directors to participate in the Plan.

     The following is a summary of the 1999 Share Plan, as amended.

SHARES AVAILABLE

     The maximum number of shares of Common Stock that may be delivered to Participants under the 1999 Share Plan, subject to certain adjustments, is an aggregate of 3,500,000 shares plus up to 1,500,000 shares of Common Stock that are represented by awards granted or under any prior plan of Giga that have terminated (e.g., Giga's 1996 Stock Option Plan) and that are forfeited, expire or are cancelled without the delivery of shares or which result in the forfeiture of shares back to Giga. In addition, any shares of Common Stock covered by a Benefit (defined below) granted under the 1999 Share Plan, which for any reason is cancelled, forfeited or expires or, in the case of a Benefit other than a stock option, is settled in cash, shall again be available for Benefits under the 1999 Share Plan.

ADMINISTRATION

     The 1999 Share Plan provides for administration by the Board of Directors or by a committee of the Board of Directors appointed from among its members (the "Committee"), which is comprised, unless otherwise determined by the Board of Directors, solely of not less than two members who shall be (1) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3)
(or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (2) "outside directors" within the meaning of Treasury Regulation section 1.162-27(e)(3) under Section 162(m) of the Code. If the Board of Directors administers the 1999 Share Plan rather than a committee of the Board of Directors, then all references to "Committee" in the Plan will be deemed to mean a reference to the Board of Directors of Giga. The Committee is authorized, subject to the provisions of the 1999 Share Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 1999 Share Plan and to make such determinations and interpretations and to take such action in connection with the 1999 Share Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Committee's powers are the authority to select directors, officers and other key employees of Giga and its subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits. The Committee also has the power to modify or waive restrictions on Benefits, to amend Benefits and to grant extensions and accelerations of Benefits.

ELIGIBILITY FOR PARTICIPATION

     Officers, key employees and non-employee directors of, and consultants to, Giga or any of its subsidiaries and affiliates are eligible to participate in the 1999 Share Plan. The selection of participants from eligible persons is within the discretion of the Committee. The currently estimated number of officers and key employees who are eligible to participate in the 1999 Share Plan is approximately 285, and an estimate of the number of consultants who are eligible to participate in the 1999 Share Plan has not been made. Giga currently has six non-employee directors, each of whom is eligible to participate in the Plan.

TYPES OF BENEFITS

     The 1999 Share Plan provides for the grant of any or all of the following types of benefits: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards;
(4) performance awards; and (5) stock units (collectively, "Benefits"). Benefits may be granted singly, in combination, or in tandem as determined by the Committee. Stock awards, performance awards and stock units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described below.

STOCK OPTIONS

     Under the 1999 Share Plan, the Committee may grant awards in the form of options to purchase shares of Common Stock. Options may either be incentive stock options, qualifying for special tax treatment, or non-qualified options; however, no incentive stock option shall be issued to a participant in tandem with a non-qualified stock option. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price of the option. The exercise price will not be less than 100% of the fair market value of the Common Stock on the date the stock option is granted (the "Fair Market Value"). The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock then owned by the participant, by the withholding of shares of Common Stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to Giga together with a copy of irrevocable instructions to a broker to deliver promptly to Giga the amount of sale or loan proceeds to pay the exercise price. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 1999 Share Plan. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate. No stock option is exercisable later than ten years after the date it is granted except in the event of a participant's death, in which case, the exercise period of a non-qualified stock option may be extended but no later than one year after the participant's death. The exercise of any option which remains exercisable after termination of employment will be subject to satisfaction of the conditions precedent that the holder thereof neither (1) competes with or takes other employment with or renders services to a competitor of Giga, its subsidiaries or affiliates without the consent of Giga nor (2) conducts himself or herself in a manner adversely affecting Giga.

STOCK APPRECIATION RIGHTS (SARS)

     The 1999 Share Plan authorizes the Committee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment, in cash, Common Stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of Common Stock on the date the right is granted, all as determined by the Committee. SARs granted under the 1999 Share Plan are subject to terms and conditions relating to exercisability that are similar to those imposed on stock options, and each SAR is subject to such terms and conditions as the Committee shall impose from time to time.

STOCK AWARDS

     The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of Giga to reacquire such shares for no consideration upon termination of the participant's employment or service within specified periods, and may constitute Performance-Based Awards, as described below. The Stock Award will specify whether the participant will have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares.

PERFORMANCE AWARDS

     The 1999 Share Plan allows for the grant of performance awards which may take the form of shares of Common Stock or Stock Units (defined below), or any combination thereof and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment, over a period to be determined by the Committee, of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require the deferral of, the receipt of performance awards upon such terms as the Committee deems appropriate.

STOCK UNITS

     The Committee may, in its discretion, grant Stock Units to participants, which may constitute Performance-Based Awards. A "Stock Unit" means a notional account representing one share of Common Stock. The Committee determines the criteria for the vesting of Stock Units and whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the 1999 Share Plan). Upon vesting of a Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Stock Units will be distributed to the participant (unless the Committee, with the consent of the participant, provides for the payment of the Stock Units in cash, or partly in cash and partly in shares of Common Stock, equal to the value of the shares of Common Stock which would otherwise be distributed to the participant).

PERFORMANCE-BASED AWARDS

     Certain Benefits granted under the 1999 Share Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Committee in its sole discretion, either the vesting or the exercise of such Performance-Based Awards will be based upon achievement of hurdle rates and/or growth in one or more of the following business criteria: (1) net sales; (2) pretax income before allocation of corporate overhead and bonus; (3) budget; (4) earnings per share; (5) net income; (6) division, group or corporate financial goals; (7) return on stockholders' equity; (8) return on assets; (9) attainment of strategic and operational initiatives; (10) appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; (11) market share; (12) gross profits; (13) earnings before interest and taxes; (14) earnings before interest, taxes, dividends and amortization; (15) economic value-added models and comparisons with various stock market indices; (16) reductions in costs; or (17) any combination of the foregoing. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing criteria. With respect to Performance-Based Awards, the Committee shall establish in writing (x) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

OTHER TERMS

     The 1999 Share Plan provides that Benefits may be transferred by will or the laws of descent and distribution. The Committee determines the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. In addition to the foregoing, other than with respect to ISOs, the Committee may permit the transferability of a Benefit by a participant to certain members of the participant's immediate family or trusts for the benefit of such persons or other entities owned by such persons.

     Upon the grant of any Benefit under the 1999 Share Plan, the Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Plan. The 1999 Share Plan terminates on March 30, 2009, and no Benefit will be granted after March 30, 2009. The Committee reserves the right to amend, suspend or terminate the 1999 Share Plan at any time. However, no amendment may be made without approval of the stockholders of Giga if the amendment will: (i) disqualify any ISOs granted under the Plan; (ii) increase the aggregate number of Shares of Common Stock that may be delivered through Stock Options under the Plan; (iii) increase the maximum amounts which can be paid to an individual participant under the Plan; (iv) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (v) modify the requirements as to eligibility for participation in the Plan.

     The 1999 Share Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of Shares, exchange of Shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of Giga. In addition, if there is a Change in Control (as defined in the Plan) of the Company, Benefits that have not vested or become exercisable at the time of such Change in Control will immediately vest and become exercisable and all performance targets relating to such Benefits will be deemed to have been satisfied as of the time of such Change in Control; PROVIDED, HOWEVER, that: (i) any spin-off of a division or subsidiary of the Company to its stockholders, and (ii) any event that would otherwise constitute a Change in Control that the Board of Directors determines, in its sole discretion, not to be a Change in Control for purposes of the Plan, will not constitute a Change in Control; and PROVIDED FURTHER that if the Board of Directors makes such a determination, all Benefits that would have vested and become exercisable within twelve months following such event will immediately vest and become exercisable and all performance targets relating to such Benefit will be deemed to have been satisfied at that time. Furthermore, the Committee, in its sole discretion, may determine upon the occurrence of a Change in Control (without regard to any contrary determination by the Board of Directors) that each Benefit outstanding will terminate and each holder will receive: (i) an amount equal to the excess of the Fair Market Value of such Shares of Common Stock that are subject to Stock Options or SARs and that are then vested, over the exercise price thereof, and
(ii) the Fair Market Value of Shares of Common Stock that are subject to a Stock Award or Stock Unit and that are then vested. Such amounts, in either case, may be paid in cash, property or a combination thereof.

     The Committee may grant Benefits to participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted, and no action may be taken which would violate the Exchange Act, the Code or any other applicable law.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The statements in the following paragraphs of the principal U.S. federal income tax consequences of Benefits under the 1999 Share Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

     INCENTIVE STOCK OPTIONS. Incentive stock options ("ISOs") granted under the 1999 Share Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options." An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (1) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (2) the employee is employed by Giga from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after the requisite periods referred to in clause (2) above, the ISO will be treated as an NSO (defined below) and will be subject to the rules set forth below under the caption "Non-Qualified Stock Options and Stock Appreciation Rights." Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period--thereby making a "disqualifying disposition"--the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale. An employee who exercises an ISO by delivering Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of such Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares. Giga will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, Giga generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to Giga and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

     NON-QUALIFIED STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. Non-qualified stock options ("NSOs") granted under the 1999 Share Plan are options that do not qualify as ISOs. An employee who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received. As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred following the exercise of an NSO or SAR (the "Deferral Period") for any individual who is an executive officer or director of Giga or a beneficial owner of more than ten percent (10%) of any class of equity securities of Giga. Absent a Section 83(b) election (described below under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of an NSO, Giga may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to Giga in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to Giga and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply. If an individual exercises an NSO by delivering shares of Common Stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash, and Giga likewise generally will be entitled to an equivalent tax deduction.

     If the Committee permits an individual to transfer an NSO to a member or members of the individual's immediate family or to a trust for the benefit of such persons or other entity owned by such persons and such individual makes such a transfer and such transfer constitutes a completed gift for gift tax purposes (which determination may depend on a variety of factors including, without limitation, whether the NSO or a portion thereof has vested) then such transfer will be subject to federal gift tax except, generally, to the extent protected by the individual's annual gift tax exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the individual's gift is the value of the NSO at the time of the gift. If the transfer of the NSO constitutes a completed gift and the individual retains no interest in or power over the NSO after the transfer, the NSO generally will not be included in his or her gross estate for federal estate tax purposes. The transfer of the NSO will not cause the transferee to recognize taxable income at the time of the transfer. If the transferee exercises the NSO while the transferor is alive, the transferor will recognize ordinary income as described above as if the transferor had exercised the NSO. If the transferee exercises the NSO after the death of the transferor, it is uncertain whether the transferor's estate or the transferee will recognize ordinary income for federal income tax purposes.

     OTHER AWARDS. With respect to other Benefits under the 1999 Share Plan that are settled either in cash or in shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the Common Stock received. With respect to Benefits under the 1999 Share Plan that are settled in shares of Common Stock that are restricted to transferability and subject to a substantial risk of forfeiture absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election," an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value

(on such date) of such shares over the price paid for the award, if any. If a
Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of that date over the price paid for such award, if any. The ordinary income recognized with respect to the receipt of cash, shares of Common Stock or other property under the 1999 Share Plan will be subject to both wage withholding and other employment taxes. Giga generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

     DIVIDENDS AND DIVIDEND EQUIVALENTS. To the extent Benefits under the 1999 Share Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the 1999 Share Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.

     CHANGE IN CONTROL. In general, if the total amount of payments to an individual that are contingent upon a "change in control" of Giga (as defined in Section 280G of the Code), including payments under the 1999 Share Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to Giga and the individual would be subject to a 20% excise tax on such portion of the payments.

     CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or SAR or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. If approved by its stockholders, Giga believes that Stock Options, SARs and Performance-Based Awards granted under the 1999 Share Plan should qualify for the performance-based compensation exception to Section 162(m) of the Code; provided, however, that Performance-Based Awards granted after Giga's 2004 Annual Meeting of Stockholders will only qualify for such exception if the 1999 Share Plan is reapproved by Giga's stockholder at or prior to such meeting.

     OTHER INFORMATION. Approval of the amendments to the 1999 Share Plan requires the affirmative vote of a majority of the votes cast by the holders of the shares of Giga Common Stock voting in person or by proxy at the Annual Meeting. If the amendments to the 1999 Share Plan are not approved by stockholders, Giga will reconsider the alternatives available with respect to the compensation of officers, key employees and non-employee directors of, and consultants to, Giga.

     THE BOARD BELIEVES THAT THE AMENDMENTS TO THE 1999 SHARE PLAN ARE IN THE BEST INTEREST OF GIGA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1999 SHARE PLAN. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

       APPROVAL OF THE AMENDMENT TO THE GIGA INFORMATION GROUP, INC. 1997
                              DIRECTOR OPTION PLAN

                                    (ITEM 3)

BACKGROUND

     The Giga 1997 Director Option Plan (the "Director Plan"), which was adopted by Giga on June 13, 1997, originally authorized the granting of options for up to 50,000 shares of Common Stock, as adjusted. On March 29, 2000, the Board of Directors amended the Director Plan to increase the maximum number of shares of Common Stock in respect of which options may be granted from 50,000 to 300,000, which amendment was approved by stockholders on May 25, 2000. As of June 17, 2002, prior to the amendment referred to below, there were only 32,000 shares of Common Stock available for future option grants, which would be insufficient to cover grants required to be issued under the Plan, including those that would be issued on August 3, 2002. Accordingly, the Board of Directors approved on June 11, 2002, and is proposing for stockholder approval, an amendment to the Director Plan that would increase the maximum number of shares of Common Stock in respect of which options may be granted under the Director Plan from 300,000 to 500,000. The purpose of the Director Plan is to encourage ownership in Giga by non-employee directors whose initial and continued services are considered essential to Giga's future progress and to provide them with a further incentive to become and remain as directors of Giga.

     The following is a summary of the Director Plan, as amended.

ADMINISTRATION

     The Director Plan is administered by Giga's Board of Directors. Subject to the provisions of the Director Plan, the Board of Directors will be authorized to interpret the Director Plan, to establish, amend and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration; provided, however, that the amount and nature of the awards to be granted will be automatic in accordance with the terms of the Plan.

ELIGIBILITY

     Options may be granted only to non-employee directors. As of July 2, 2002, there were six non-employee directors.

GRANTS, TERMS AND CONDITIONS OF OPTIONS

     Options are automatically granted to non-employee directors as follows: (i) options to purchase 25,000 shares of Common Stock upon such director's initial election as a director and (ii) on the earlier of (x) such date that is 10 days after the date on which Giga's Annual Meeting of Stockholders is held, or (y) August 3 of each year, commencing on August 3, 2002, options to purchase 10,000 shares of Common Stock (subject to reduction on a pro rata basis to the extent there are insufficient shares available under the Director Plan).

     Pursuant to the Director Plan, Giga may grant options exercisable to purchase up to an aggregate of 500,000 shares of Common Stock, subject to certain adjustments. Options granted pursuant to the Director Plan will be options that do not qualify as incentive stock options ("NSOs") under Section 422(b) of the Code.

     The exercise price for each share purchasable under any option granted pursuant to the Director Plan is the fair market value of the Common Stock as of the date of grant.

     Options granted under the Director Plan will vest in four equal annual installments beginning on the first anniversary of the date of grant provided that the optionee continues to serve as a director on such dates. Each option will terminate on the earlier of (i) 10 years after the date of grant, and (ii) 60 days after the optionee ceases to serve as a director of the Giga; provided, that in the event an optionee ceases to serve due to his or her death or disability, then the exercisable portion of the option may be exercised within the period of 180 days following the date the optionee ceases to serve as a director.

     Except as the Board of Directors otherwise determines, options may not be transferred except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

     If any option granted under the Director Plan will expire or terminate for any reason without having been exercised, the shares of Common Stock subject to, but not delivered under, such option shall be available for other options.

CHANGE IN CONTROL

     Each outstanding option granted under the Director Plan shall immediately become exercisable in full in the event of a Change in Control (as defined in the Plan).

EFFECT OF CHANGE IN COMMON STOCK

     In the event of a merger, consolidation, reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar transaction affecting the shares of Common Stock, the number of shares of Common Stock authorized by the Director Plan will be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share thereunder.

AMENDMENT OR TERMINATION

     The Board of Directors may suspend, terminate or discontinue the Director Plan or amend it in any respect whatsoever; provided, however, that without the approval of the stockholders of Giga, no amendment may: (i) increase the number of shares of Common Stock subject to the Director Plan; (ii) materially modify the requirements as to eligibility to receive options under the Director Plan; or (iii) materially increase the benefits accruing to participants in the Director Plan.

     The Board of Directors will have the power to modify or amend outstanding options; provided, however, that no modification or amendment may (i) have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the optionee, or (ii) modify the number of shares of Common Stock subject to the option.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The statements in the following paragraphs of the principal federal income tax consequences of NSOs under the Director Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the discussion below represents only a general summary.

     NSOs granted under the Director Plan are options that do not qualify as incentive stock options. A non-employee director who receives a NSO will not recognize any taxable income upon the grant of such NSO. However, the non-employee director generally will recognize ordinary income upon exercise of a NSO in an amount equal to the excess of (i) the fair market value of the shares of Common Stock at the time of exercise over (ii) the exercise price.

     A non-employee director should consult his or her tax advisor as to whether, as a result of Section 16(b) of the Securities Exchange Act, the timing of income recognition is deferred following the exercise of a NSO (i.e., the "Deferred Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service to include in income, as of the date of transfer, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period.

     The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a NSO will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NSO, Giga may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the participant tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

     A federal income tax deduction generally will be allowed to Giga in an amount equal to the ordinary income included by the individual with respect to his or her NSO, provided, that such amount constitutes an ordinary and necessary business expense to Giga and is reasonable and the limitations of Sections 280G of the Code do not apply.

     In general, if the total amount of payments to a participant that are contingent upon a "change of control" of Giga (as defined in Section 280G of the Code), including payments under the Director Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such participant's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to Giga and the participant would be subject to a 20% excise tax on such portion of the payments.

OTHER INFORMATION

     Approval of the amendment to the Director Plan requires the affirmative vote of a majority of votes cast by the holders of the shares of Giga Common Stock voting in person or by proxy at the Annual Meeting. If the amendment to the Director Plan is not approved by stockholders, Giga will reconsider the alternatives available with respect to encouraging ownership in Giga by non-employee directors.

     THE BOARD BELIEVES THAT THE AMENDMENT TO THE DIRECTOR PLAN IS IN THE BEST INTEREST OF GIGA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE DIRECTOR PLAN. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

NEW PLAN BENEFITS

     The following table sets forth the awards that will be made under the Director Plan if the Amendment is approved. The following awards will not be effective unless the stockholders approve the Director Plan at this meeting:

                                  DIRECTOR PLAN

                 NAME AND POSITION                     NUMBER OF UNITS
                 -----------------                     ---------------
ROBERT K. WEILER................................             --
Chairman, President and
   Chief Executive Officer

VICTORIA M. LYNCH...............................             --
Sr. Vice President, CFO,
   Treasurer, Secretary

DANIEL MAHONEY..................................             --
Sr. Vice President,
   Research

JEAN-MICHEL SIX.................................             --
Sr. Vice President, Worldwide
   Sales and Marketing

DANIEL M. CLARKE................................             --
Former Sr. Vice President, CFO
   Treasurer, Secretary

EXECUTIVE GROUP.................................             --

NON-EXECUTIVE DIRECTOR GROUP....................           200,000

NON-EXECUTIVE OFFICER EMPLOYEE GROUP............             --


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 4)

     The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP to serve as independent auditors of Giga for the fiscal year ending December 31, 2002, subject to ratification of this appointment by the stockholders of Giga.
PricewaterhouseCoopers LLP has served as independent auditors of Giga for several years and is considered by management of Giga to be well qualified. Giga has been advised by that firm that neither it nor any member thereof have any direct or material indirect financial interest in Giga.

     The following table sets forth the aggregate fees billed to Giga for the fiscal year ended December 31, 2001 by Giga's principal accounting firm, PricewaterhouseCoopers LLP:

             Audit Fees                   $160,022
             All Other Fees               $110,176

     The Audit Committee has considered whether the provision of the services other than audit services referenced above is compatible with maintenance of the principal accountant's independence.

     One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Giga common stock voting in person or by proxy at the Annual Meeting. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors will reconsider the appointment.

     THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF GIGA FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

     All expenses incurred in connection with the solicitation of proxies will be borne by Giga. Giga will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Giga common stock held in their names.

     Solicitation may be undertaken by mail, telephone and personal contact by directors, officers and employees of Giga without additional compensation.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Secretary of Giga, 139 Main Street, Cambridge, Massachusetts 02142, on or before March 4, 2003, to be eligible for inclusion in Giga's Proxy Statement and proxy relating to that meeting.

     In addition, in accordance with the Amended and Restated By-laws of Giga, in order to be properly brought before the next annual meeting, a matter must have been (1) specified in a written notice of such meeting (or any supplement thereto) given to the stockholders by or at the direction of the Board of Directors (which would be accomplished if a stockholder proposal were received by the Secretary of Giga as set forth in the preceding paragraph), (2) brought before such meeting by or at the direction of the Board of Directors, or (3) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting, or a duly authorized proxy for such stockholder, which conforms to the requirements of the Amended and Restated By-laws of Giga and is delivered personally to, or mailed to and received by, the Secretary of Giga at the address set forth in the preceding paragraph not less than 45 days prior to the anniversary of the date of the notice accompanying this Proxy Statement; PROVIDED, HOWEVER, that such notice need not be given more than 75 days prior to the next annual meeting; and PROVIDED FURTHER that if during the prior year Giga did not hold an annual meeting or if the date of the meeting is more than 30 days earlier than the annual meeting in the prior year, then notice must have been received at least 30 days prior to the mailing of the notice for the next annual meeting.

                                  OTHER MATTERS

     Management of Giga does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.



                                /s/ Victoria M. Lynch
                                --------------------------------------------
                                Victoria M. Lynch

                                SECRETARY

Cambridge, Massachusetts
July 2, 2002
                             -----------------------

     THE ANNUAL REPORT TO THE STOCKHOLDERS OF GIGA FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF GIGA. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATIONS OF PROXIES.

                             -----------------------

                                                                     PROXY

           THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          GIGA INFORMATION GROUP, INC.
                ANNUAL MEETING OF STOCKHOLDERS - JULY 29, 2002

     THE UNDERSIGNED stockholder of Giga Information Group, Inc., a Delaware corporation, hereby appoints Robert K. Weiler and Victoria M. Lynch, or either of them, with full power of substitution, as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Giga to be held at Giga's corporate offices at 139 Main Street, Cambridge, Massachusetts, on Monday, July 29, 2002 at 11:30 a.m., local time, and any adjournment(s) or postponement(s) thereof, and to vote thereat all shares of Giga common stock which the undersigned would be entitled to vote if personally present in accordance with the instructions on the reverse side of this Proxy.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE APPROVAL OF THE AMENDMENTS TO THE GIGA 1999 SHARE INCENTIVE PLAN, FOR THE APPROVAL OF AN AMENDMENT TO THE GIGA 1997 DIRECTOR OPTION PLAN, FOR THE RATIFICATION OF THE SELECTION OF AUDITORS AND, IN THE DISCRETION OF SUCH PROXIES, FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

              (CONTINUED - TO BE DATED AND SIGNED ON REVERSE SIDE)

                       ANNUAL MEETING OF STOCKHOLDERS OF

                         GIGA INFORMATION GROUP, INC.

                                 JULY 29, 2002

Co.#_________________                              Acct. #___________________

                            PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

                                                   --------------
    YOUR CONTROL NUMBER IS -------------------->  |              |
                                                   --------------





                Please Detach and Mail in the Envelope Provided

      PLEASE MARK YOUR
A |X| VOTES AS INDICATED
      IN THIS EXAMPLE

                    FOR all nominees            WITHHOLD
                  listed to the right           AUTHORITY
                    (except for any     to vote for all nominees
                 nominee listed below)     listed to the right
1.  ELECTION
    OF                    |_|                      |_|
    DIRECTORS

(Instruction: To withhold authority to vote for any individual nominee, mark FOR and write that nominee's name below.)

----------------------------------------------------------------------------

NOMINEES: A.G.W. Biddle, III
          Neill H. Brownstein
          Robert K. Weiler
                                                       FOR   AGAINST ABSTAIN
2. APPROVAL OF AMENDMENTS TO THE GIGA 1999 SHARE
   INCENTIVE PLAN                                      |_|     |_|     |_|

3. APPROVAL OF AN AMENDMENT TO THE GIGA 1997
   DIRECTOR OPTION PLAN                                |_|     |_|     |_|

4. RATIFICATION OF THE SELECTION OF
   PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
   AUDITORS OF GIGA FOR THE FISCAL YEAR ENDING
   DECEMBER 31, 2002.                                  |_|     |_|     |_|

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Receipt is acknowledged of Notice of said Meeting, Proxy Statement and Annual Report for the fiscal year ended December 31, 2001.

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

_________________(Seal)__________________(Seal) Dated:_________________, 2002
NOTE: Please sign here exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your title, as such. Each joint owner or trustee should sign the proxy.